As filed with the Securities and Exchange Commission on February 13, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Hartford Financial Services Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3317783
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Hartford Plaza

Hartford, CT 06155

(Address of Principal Executive Offices including Zip Code)

The Hartford Investment and Savings Plan

(Full title of the Plan)

Ricardo A. Anzaldua

Senior Vice President and Corporate Secretary

The Hartford Financial Services Group, Inc.

One Hartford Plaza

Hartford, CT 06155-1900

(860) 547-5000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
The Hartford Investment and Savings Plan Common Stock (par value $0.01 per share)	10,000,000	$10.77	$107,700,000	$4,233
(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan, and an indeterminate number of additional shares of common stock that may be offered or issued in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under those plans, or other similar event.

(2)

The proposed maximum offering price of $10.77 per share, which is the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 17, 2009, is set forth solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933.

(3)

Pursuant to General Instruction E to Form S-8 and Rule 457(p) under the Securities Act, the Company carrying forward and applying to this Registration Statement the total filing fee of $4,233 for the securities covered by this Registration Statement, which is attributable to filing fees previously submitted to the Commission in connection with Registration Statement No. 333-142044.

EXPLANATORY NOTE

On April 5, 2000, we filed a Registration Statement on Form S-8 (File No. 333-34092) to register under the Securities Act of 1933, as amended (the “Securities Act”), 10,000,000 shares of our common stock issuable by The Hartford Financial Services Group, Inc. (“the Company” or “The Hartford”) under The Hartford Investment and Savings Plan.  This Registration Statement on Form S-8 has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of effecting the registration under the Securities Act an additional 10,000,000 shares that may be issued under such plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following are incorporated by reference into this Registration Statement:

(a)          the Company’s Annual Report on Form 10-K for the year ended December 31, 2008;

(b)         all other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and;

(c)          the description of the Company’s common stock contained in the Company’s Registration Statements filed under Section 12 of the Securities Exchange Act of 1934, including all amendments and reports updating such description.

In addition, all documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

The validity of the shares of Common Stock being registered pursuant hereto has been passed upon by Ricardo A. Anzaldua, Senior Vice President and Corporate Secretary of the Company.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Company’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages resulting from breach of fiduciary duty as a director, except for liability:

•                 for any breach of the director’s duty of loyalty to the Company or its stockholders,

•                 for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•                 under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases,

•                 for any transaction from which the director derived an improper personal benefit, or

•                 for any act or omission occurring prior to the effective date of the relevant provision in the Company’s certificate of incorporation

As permitted by the Delaware General Corporation Law, the Company’s bylaws provide that:

•                the Company is required to indemnify its directors and officers to the fullest extent permitted by applicable law; however the Company is not required to indemnify any former or present directors or officers with respect to any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, until the commencement of such proceeding has been approved by the majority vote of disinterested directors,

•                the Company may indemnify its other employees and agents as set forth in the Delaware General Corporation Law,

•                the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, however the Company is not required to advance expenses to any former or present directors or officers with respect to any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, until the commencement of such proceeding has been approved by the majority vote of disinterested directors, and

•                the rights conferred in the bylaws are not exclusive.

The indemnification provision in the Company’s certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities arising under the Securities Act.

The Company also maintains directors’ and officers’ liability insurance.

See also the undertakings set out in response to Item 9 hereof.

Reference is made to the following documents filed as exhibits (under the exhibit number set forth below) to the Company’s Annual Report on Form 10-K (the “Form 10-K”) regarding relevant indemnification provisions described above:

Exhibit Document	Number

Corrected Amended and Restated Certificate of Incorporation of The Hartford, effective May 21, 1998, as amended by Amendment No. 1, effective May 1, 2002 (incorporated herein by reference to Exhibit 3.01 to The Hartford’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).	3.01

Amended and Restated By-Laws of The Hartford, amended effective September 18, 2008 (incorporated herein by reference to Exhibit 3.1 to The Hartford’s Current Report on Form 8-K, filed September 24, 2008).	3.05

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

An Exhibit Index containing a list of all exhibits filed with this Registration Statement is included with this filing.

Item 9.   Undertakings

 (a)        Rule 415 Offering.  The undersigned Company hereby undertakes:

(1)     To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)  include any Prospectus required by Section 10(a)(3) of the Securities Act, unless the information is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(ii) reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(iii)  include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

(b)           Subsequent Exchange Act Documents.  The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Indemnification.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on the 17th day of February, 2009.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By: /s/Alan J. Kreczko
Alan J. Kreczko
Executive Vice President and General Counsel

The Plan. Pursuant to the requirements of the Securities Act, the named fiduciary of The Hartford Investment and Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on the 17th day of February 2009.

THE HARTFORD INVESTMENT AND SAVINGS PLAN

By: /s/ N. Karen Macke
Chairman of the Pension Administration Committee

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on behalf of the following persons indicated below, in the capacities and on the date indicated.

Signature	Title	Date

*	Chairman, President,	February 17, 2009
Ramani Ayer	Chief Executive
Officer and Director
(Principal Executive Officer)

*	President, Chief Operating	February 17, 2009
Thomas M. Marra	Officer and Director

*	Executive Vice President	February 17, 2009
Lizabeth H. Zlatkus	and Chief Financial Officer
(Principal Financial Officer)

*	Senior Vice President	February 17, 2009
Beth A. Bombara	and Controller
(Principal Accounting Officer)
*	Director	February 17, 2009
Robert B. Allardice, III

*	Director	February 17, 2009
Ramon de Oliveira

*	Director	February 17, 2009
Trevor Fetter

*	Director	February 17, 2009
Edward J. Kelly, III

*	Director	February 17, 2009
Paul G. Kirk, Jr.

*		Director	February 17, 2009
Gail J. McGovern

*		Director	February 17, 2009
Michael G. Morris

*		Director	February 17, 2009
Charles B. Strauss

*		Director	February 17, 2009
H. Patrick Swygert

*By	/s/ Ricardo A. Anzaldua
Ricardo A. Anzaldua
As Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5.1	Opinion of Ricardo A. Anzaldua. (filed herewith)

23.1	Consent of Deloitte & Touche LLP (filed herewith)

23.2	Consent of Ricardo A. Anzaldua (included in Exhibit 5.1)

24.1	Power of Attorney (filed herewith)